Pricing Supplement dated April 10, 2002                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No. 88319QE41



                                           Textron Financial Corporation
                                            Medium-Term Notes, Series E
                                      Due 9 Months or More from Date of Issue

                                      Textron Financial Canada Funding Corp.
                                          Medium-Term Notes, Series E-CAD
                                      Due 9 Months or More from Date of Issue

                                       Fully and Unconditionally Guaranteed
                                                        by
                                           Textron Financial Corporation


                                                    Fixed Rate



Issuer:   Textron Financial Corporation



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Principal Amount:   $25,000,000                           Interest Rate:  6.284%

Agent's Discount or Commission:  $87,500    Original Issue Date:  April 11, 2002

Net Proceeds to Issuer:  $24,912,500      Stated Maturity Date: February 1, 2006
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Interest Payment Dates:
  [x]  March 15 and September 15
  [ ]  Other:

Regular Record Dates
(if other than the last day of February and August):

Redemption:
  [x]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ] The Notes can be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
       Initial Redemption Percentage:            %
       Annual Redemption Percentage Reduction: _______% until Redemption
        Percentage is 100% of the Principal Amount.

Optional Repayment:
  [ ]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [x]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes  [x] No
  Issue Price: %
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period OID:

Agent:
  [ ]  Merrill Lynch, Pierce, Fenner & Smith   [ ]  First Union Securities, Inc.
         Incorporated                          [ ]  Fleet Securities, Inc.
  [ ]  Banc of America Securities LLC          [ ]  J.P. Morgan Securities Inc.
  [ ]  Banc One Capital Markets, Inc.          [ ]  Salomon Smith Barney Inc.
  [ ]  Barclays Capital Inc.                   [ ]  UBS Warburg LLC
  [ ]  Credit Suisse First Boston Corporation  [ ]  Other: _______________
  [x]  Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
  [x]  Agent    [ ] Principal

If as Principal:
  [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
  [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:

       The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:



             Terms are not completed for certain items above because
                         such items are not applicable.